Exhibit 99.1

PRESS RELEASE

Contact:	For Release May 7, 2008
J. Scott Kamsler Sr. Vice President and CFO 510-668-7110

Gary Meyers

Joins

Board of Directors of Exar Corporation

Fremont, California, May 7, 2008 – Exar Corporation (NasdaqGM: EXAR), today announced the appointment of Gary Meyers to its board of directors. Mr. Meyers is currently president, chief executive officer and a member of the Board of Directors of Synplicity Incorporated. He also served on the board of SpiraTech Corporation prior to its acquisition by Mentor Graphics. He also held a number of different executive management positions at LSI Logic Corporation. He has an MBA from UCLA and he received his BSEE from University of Maryland.

“We are delighted to announce that Gary Meyers has joined the Company’s Board of Directors,” said Richard L. Leza, Chairman of Exar Board of Directors. “Gary’s broad operational experience, particularly in the semiconductor industry, complements the composition of the existing Board. We hope to leverage Gary’s proven leadership capabilities as the Company continues to take appropriate measures to increase shareholder value.”

“I look forward to working with Pete Rodriguez and the Board of Directors to accelerate the Company’s success and its push into new markets,” stated Gary Meyers. “With its diverse product offering, I believe the Company has outstanding growth opportunities.”

About Exar

Exar Corporation is Powering Connectivity by delivering highly differentiated silicon solutions empowering products to connect. With distinctive knowledge in analog and digital technologies, Exar enables a wide array of applications such as portable devices, home media gateways, communications systems, and industrial automation equipment. Exar has locations worldwide providing real-time system-level support to drive rapid product innovation. For more information about Exar visit: http://www.exar.com.

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